Exhibit 10.43

SECOND AMENDMENT

TO THE INGERSOLL-RAND COMPANY

ELECTED OFFICER SUPPLEMENTAL PROGRAM II

WHEREAS, Ingersoll-Rand Company adopted the Ingersoll-Rand Company Elected Officer Supplemental Program II (the “Plan”), which was originally effective on January 1, 2005, and subsequently amended and restated effective January 1, 2009; and

WHEREAS, the Company desires to amend: (i) the definition of “Year of Service’ to provide that service for employees of Trane, Inc. shall commence on and after the date that Ingersoll-Rand Limited acquired Trane, Inc., (ii) Appendix A to provide that the accrued benefits determined under the Plan shall be offset by the value of the Trane Employee Stock Ownership Plan (and not the Trane Pension Plan), and (iii) to include claim procedures;

NOW THEREFORE, the Plan is hereby amended, except as otherwise described below as described below:

1. Section 1.18 of the Plan is amended, effective June 5, 2008 by adding the following at the end thereof:

“Notwithstanding the foregoing, Years of Service shall not include any Year of Service performed on behalf of Trane, Inc. or its affiliates before the date that Ingersoll Rand acquired Trane, Inc., and further notwithstanding, Year of Service shall be determined in accordance with the Provision of the Pension Plan or the Trane Employee Stock Ownership Plan (and not the Trane Pension Plan).”

2. Effective January 1, 2010, section 8.5 of the Plan is deleted in its entirety and, inserting the following, in lieu thereof:

“The Program shall be administered by the Compensation Committee (or any successor committee) of the Board. The Compensation Committee has delegated to the members of the administrative committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer the Program in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations relating to the right of any person to a benefit under the Program, and unless modified by the Compensation Committee, any determination by the Administrative Committee shall be conclusive and binding upon all affected parties. Any denial by the Administrative Committee of a claim for benefits under the Program by an Employee or beneficiary shall be stated in writing by the Administrative Committee in accordance with the claims procedures annexed hereto as Appendix B.”

3. Effective June 5, 2008 paragraph (c) of Appendix A of the Plan are deleted in its entirety and, in lieu thereof, replaced with the following:

“An Employee’s accrued benefit under any qualified defined benefit pension plan (as defined in Code Section 414(j)) and any nonqualified pension plan with respect to any business that was acquired by the Company or any of its affiliates (“Acquired Business”) in respect of any period of service with the Acquired Business that is counted as a Year of Service under the Program, except that the amount of employer-paid contributions (excluding earnings and accretions thereto) made to the Trane, Inc. Employee Stock Ownership Plan from and after the date that Ingersoll-Rand Company Limited acquired Trane, Inc., and not the value of the Trane Pension Plan, shall be used. Each such pension plan, including but not limited to the Ingersoll Rand Company/Thermo King Executive Pension Plan, the Hussmann Corporation Supplemental Executive Retirement Plan, and the Trane Inc. Executive Supplemental Retirement Benefit Program, is referred to herein as a “Former Plan.” The Employee’s accrued benefit under the Former Plan shall be determined as a life annuity payable as of the date of determination, using the Former Plan’s early retirement factors, if applicable, and converted to a lump sum based on the factors used to determine lump sum distributions under the Former Plan or, if lump sum distributions are not available under the Former Plan, as the lump sum Actuarial Equivalent of the benefits accrued under the Former Plan.”

4. Effective January 1, 2010, Plan is amended by adding Appendix B at the end thereof as follows:

“Claim Procedures

Employees, their beneficiaries, if applicable, or any individual duly authorized by them, shall have the right under the Plan and the Employee Retirement Income Security Act of 1974, as amended (ERISA), to file a written claim for benefits from the Plan in the event of a dispute over such Employee’s entitlement to benefits. All claims must be submitted to the Administrative Committee, or its delegate, in writing and within one year of the date on which the lump sum payment was made or allegedly should have been made. For all other claims, the date on which the action complained of occurred.

Timing of Claim Decision

If an Employee’s claim is denied, in whole or in part, the Administrative Committee, or its delegate, will give the Employee (or his or her representative) a written (or electronic) notice of the decision within 90 days after the Employee’s claim is received by the Administrative Committee, or its delegate, or within 180 days if special circumstances require an extension of time with respect to a determination of the claim. If the claim for benefits relates to disability benefits, the Employee (or his or her representative) will be given a written (or electronic) notice within 45 days after his or her claim is received by the Administrative Committee, or its delegate, unless special circumstances require an extension of time. The Administrative Committee, or its delegate, may extend the period no more than twice for up to 30 days for each extension to make a determination of a disability benefit claim. The Employee (or his or her representative) will be notified if any extensions are required, the special circumstances requiring an extension, and the date a determination is expected. If any additional information is needed to process an Employee’s claim for disability benefit claim, the Employee will be advised of the additional information that is needed and the standards on which the benefit entitlement is based, and he or she will have at least 45 days to provide the needed information. Failure to provide additional requested information may result in the denial of the claim.

Notice of Claim Denial

If the Employee is denied a claim for benefits, the Administrative Committee, or its delegate, will provide such Employee with a written or electronic notice setting forth:

1.	The specific reason(s) for the denial;

2.	Specific reference(s) to pertinent Plan provisions upon which the denial is based;

3.	A description of any additional material or information necessary for you to perfect the claim, and an explanation of why such material or information is necessary;

4.	A description of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a the exhaustion of the Plans’ administrative process;

5.	If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule, guideline, protocol or other criteria will be described, or the notice will include a statement that a copy of such rule, guideline, protocol or other criteria will be provided free of charge upon request; and,

6.	A statement that you have the right to appeal the decision.

Appeal of Claim Denial

The Employee (or his or her representative) may request a review of a denial of a claim to the Administrative Committee, or its delegate, by filing a written application for review within 60 days (or, for disability claims, 180 days) after his or her receipt of the written notice of the denial of the claim. The filing of an appeal is mandatory if the Employee later determines that he or she wants to initiate a lawsuit under ERISA Section 502(a). The Administrative Committee, or its delegate, will conduct a full and fair review of the claim denial. The review shall:

1.	Not afford deference to the initial adverse benefit determination,

2.	Provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the appeal, if applicable

3.	Be conducted by someone that did not take part in the adverse determination under appeal and is not a subordinate of someone who did.

The Employee shall have the opportunity to submit written comments, documents, records and other information relating to his or her claim without regard to whether such information was submitted or considered in the initial benefit determination. The Administrative Committee will re-examine your claim, along with all comments, documents, records and other information that you submit relating to the claim, regardless of whether or not it was submitted or considered in the initial determination. In deciding an appeal that is based in whole or in part on a medical judgment, the decision maker shall consult with a health care professional who has appropriate experience in the field of medicine and who was not consulted in connection with the initial adverse determination and is not the subordinate of someone who did.

Timing of Decision on Appeal

The Administrative Committee, or its delegate, shall notify the Employee (or his or her representative) of the determination on review within 60 days (or, for disability claims, 45 days) after receipt of the Employee’s request for review, unless the Administrative Committee, or its delegate, determines that special circumstances require an extension. The extension may not be longer than 60 days (or, for disability claims, 45 days). The Employee (or his or her representative) shall be notified if any extension is required, the special circumstances requiring an extension and the date when a determination is expected before the end of the initial 60 day (for disability claims, 45 day) period. Subject to the Compensation Committee, the Administrative Committee’s, or its delegate’s, decision shall be final and binding on all parties.

Notice of Benefit Determination on Review of an Appeal

The Administrative Committee, or its delegate, will provide the Employee (or his or her representative) with a written or electronic notice of the determination on review and, if the claim on review is denied:

1.	The specific reason or reasons for the denial;

2.	The specific Plan provision(s) on which the decision is based;

3.	A statement that the Employee is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim for benefits;

4.	If a claim based on disability was denied in reliance upon an internal rule, guideline, protocol or other similar criterion, the internal rule guideline, protocol or other criteria will be described, or the notice will include a statement that a copy of such rule, guideline, protocol or other criteria will be provided free of charge upon request; and

5.	A statement that the Employee shall have a right to bring a civil action under Section 502(a) of ERISA following exhaustion of the Plans’ administrative processes.

Discretionary Authority to Decide Claims and Appeals

The Administrative Committee, or its delegate, shall have full discretionary authority to determine eligibility under the Plan’s terms, to interpret and apply the terms and provisions of the Plans, to resolve discrepancies and ambiguities, and to make final decisions on the appeal by an Employee of an initial denied claim. Subject to Compensation Committee, the Administrative Committee’s, or its delegate’s, decision will be final and binding on all parties.

Right to File a Lawsuit Under ERISA

In the event an Employee’s appeal under a Plan is denied by the Administrative Committee, or its delegate, he or she shall have the right to file a lawsuit under ERISA Section 502(a). Any such lawsuit must be filed within 12 months of the appeal having been denied. Any lawsuit filed shall be governed by ERISA, or to the extent not preempted, the laws of the State of New Jersey.

5. Except as specifically set forth herein, all other terms of the Plan shall remain in full force and effective and are hereby ratified in all respects.

IN WITNESS WHEREOF, the Company has had its duly authorized representative sign this Amendment as of this 2nd of July 2010.

INGERSOLL-RAND COMPANY

By:	/s/ Barbara A. Santoro
Name:	Barbara A. Santoro
Title:	Vice President & Secretary